TERM SHEET FOR AN INVESTMENT IN
MEDASORB TECHNOLOGIES, LLC
Dated October 26, 2005

Investor:	Margie Chassman and/or her designees (the “Investor”)

Form of Investment:
$1 million loan (the “Loan”) to MedaSorb Technologies LLC (the “Company”). For purposes hereof, the “Company” shall include MedaSorb Technologies Inc. following the recapitalization described below. The Loan, which was advanced to the Company in August 2005, shall bear interest at a rate of 6% per annum and be repayable in cash or, at the option of the Investor, converted into the Units issued in the Private Placement (defined below), at a conversion price equal to the price per Unit sold in the Private Placement, no later than December 31, 2006.

The Loan shall be repaid earlier upon receipt by the Company of new equity capital from the Private Placement in excess of $5.5 million, in such amount as the proceeds received exceed $5.5 million; provided, however, that in the event the Company fails to raise new equity capital in the Private Placement in the amount of $6.5 million, within 120 days from the date subscription materials are first circulated to potential investors in the Private Placement, the balance of the Loan still outstanding shall, at the Company’s option, be converted into the Units sold in the Private Placement. For the purposes hereof, new equity capital shall exclude (i) the Loan made by the Investor hereunder, and (ii) funds received as of the date hereof from existing members of the Company as disclosed on Schedule 2 to that certain letter agreement (the “Letter Agreement”) between the Company and vFinance Investments, Inc.

In consideration for funding the Loan, the Investor or her designees will be entitled to be issued 10 million shares of common stock of the Company, subject to adjustment as provided below (the “Loan Shares”). The Loan Shares will not be issued until the later of the funding of the Loan and the consummation of the recapitalization described below. The Loan Shares will be held in escrow until the earlier of December 31, 2005 and the closing of a merger transaction (a “Qualified Merger”), consistent with the terms provided for in this Term Sheet (including, without limitation, the terms set forth in the paragraph below opposite the heading “The Merger”), between the Company and a publicly reporting company (“Shellco”) that (i) has a class of common stock quoted on the OTC Bulletin Board (or The Nasdaq Stock Market), (ii) is current in its reporting obligations under the Securities Exchange Act of 1934, (iii) has no more than $100,000 in net liabilities at the closing of the Qualified Merger, and (iv) is otherwise reasonably acceptable to the Company. Upon the closing of a Qualified Merger on or prior to December 31, 2005, the Loan Shares will be released from escrow to the Investor. In the event a Qualified Merger is not consummated on or prior to December 31, 2005, the Loan Shares will be released from escrow and returned to the Company for cancellation. The holders of the Loan Shares will (i) enter into a lock-up agreement pursuant to which they will agree not to dispose of the Loan Shares or any other securities issued to them in the Qualified Merger in respect thereof during the 12-month period following the closing of the Qualified Merger (the “Lock-Up Period”), and (ii) permit the Company through an appropriate legal instrument to exercise the voting rights with respect to such shares until the earlier to occur of a transfer of those shares to an unrelated third party or the expiration of two years.

Recapitalization:
Prior to the closing of the Qualified Merger, the Company will (i) complete its conversion from a limited liability company to a corporation, (ii) effect a reverse stock split as a result of which it shall have 10 million shares of common stock outstanding, which shall not include currently outstanding options and warrants (including warrants to be issued upon conversion of the senior secured convertible debt) and shares or options issued to certain professionals retained by the Company (the “Compensatory Equity”), and (iii) cause at least $6 million of its outstanding senior secured convertible debt to be converted to equity.

The Merger:
The Investor will assist in arranging a Qualified Merger with a Shellco. Upon the closing of the Qualified Merger, the current members of the Company will own no less than 46% of the Adjusted Outstanding Shares of Shellco on a fully-diluted basis. For this purpose, the “Adjusted Outstanding Shares of Shellco” shall mean (i) the shares of Shellco common stock outstanding immediately prior to the closing of the Qualified Merger and the Private Placement, plus (ii) the shares of Shellco common stock and convertible securities issued to the existing members of the Company in the Qualified Merger (excluding the shares of common stock or other equity of Shellco issued in respect of the Compensatory Equity), plus (iii) the shares of Shellco common stock issued in respect of the Loan Shares. The Qualified Merger will be conditioned on closing the Private Placement described below, and subject to customary terms and conditions to be set forth in definitive agreements. The number of shares of Shellco common stock to be issued to the Company’s existing members following the closing of the Qualified Merger will be increased in the event of a breach of the representations or warranties of Shellco in the merger agreement.

The Financing:
Prior to or concurrent with the closing of the Qualified Merger (and as a condition thereto), in a private placement of Shellco’s securities (the “Private Placement”), Investor will invest or arrange for others to invest a minimum of $3,000,000 (net of all fees and expenses) (the “Minimum Offering”) and a maximum of $11,500,000, through the sale of Units (as defined below) based on a pre money valuation of the Company of at least $25 million. In calculating whether the Minimum Offering amount has been met, both (i) investments from current members of the Company received as of the date hereof, as disclosed on Schedule 2 to the Letter Agreement, and (ii) the Loan (whether or not converted into Units in the Private Placement), will be included. Each Unit shall consist of one share of common stock of Shellco and a five-year warrant to purchase one-half of a share of common stock of Shellco at a price per share equal to 150% of the price per Unit sold in the Private Placement (assuming no portion of the price per Unit is attributed to the warrants). The warrants will be callable on thirty days’ notice by Shellco for a nominal price beginning six months after the completion of the Private Placement at any time that the lowest closing price of Shellco’s common stock for twenty consecutive trading days is at least 200% of the price per Unit sold in the Private Placement, provided that a registration statement under the Securities Act of 1933 is then in effect with respect to the shares underlying the warrants. The warrants may be exercised by the holders thereof during the 30-day notice period. Broker-dealers and agents will receive 8% cash commissions, a non-accountable expense allowance of 2% and warrants to purchase 10% of the number of shares of Shellco common stock sold in the Private Placement at a price per share equal to approximately 67% of the price per Unit sold in the Private Placement. No compensation under the previous sentences shall be payable in respect of (i) amounts invested by existing members of the Company, (ii) Units issued upon conversion of the Loan, (iii) Units issued as part of the Minimum Offering, or (iv) any other funds not procured by or through persons legally able to receive such compensation.

The shares of common stock underlying the brokers’ warrants will have demand and piggyback registration rights. In addition, Shellco will agree to file a registration statement covering the shares of common stock sold in the Private Placement and the shares of common stock underlying the warrants sold in the Private Placement within 90 days of the closing of the Qualified Merger, and to diligently process it to effectiveness.

Provided the Qualified Merger is completed, the Company will agree to pay up to $15,000 in fees for the Investor’s attorney in connection with the Loan and the consummation of the Qualified Merger, payable at the Closing of the Qualified Merger.

This Term Sheet shall be binding upon the funding and acceptance of the Loan by the Company (except to the extent provided otherwise by the documents entered into in connection with the funding thereof and/or the Qualified Merger).

INVESTOR: /s/ Margie Chassman Margie Chassman	COMPANY: MedaSorb Technologies LLC By: /s/ Al Kraus